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                                                                  EXHIBIT 10.24


                              PUT OPTION AGREEMENT



         THIS PUT OPTION AGREEMENT, dated as of ______________, 2001 by and between NATIONAL SERVICE INDUSTRIES, INC., a California corporation ("Landlord") and ACUITY BRANDS, INC., a Delaware corporation ("Tenant").


         In order to induce Landlord to enter into that certain Lease Agreement dated of even date herewith by and between Landlord and Tenant (the "Lease"), Tenant has agreed to grant to Landlord the right to require Tenant to purchase the "Property" (as hereinafter defined), subject to the terms and conditions of this Agreement, and the parties desire to provide for said option on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of TEN AND NO/100 DOLLARS ($10.00) paid by Landlord to Tenant, the execution of the Lease, the foregoing premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, all of which each party respectively agrees constitutes sufficient consideration received at or before the execution hereof, the parties hereto do hereby agree as follows:

         1.       DEFINITIONS AND MEANINGS.

         1.1 Definitions. In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall for purposes of this Agreement have the meaning ascribed thereto by this Paragraph 1:

                  1.1.1 "Agreement" means this Put Option Agreement, together with all exhibits attached hereto.

                  1.1.2 "Closing" means the consummation of the purchase and sale of the Property contemplated by this Agreement by the deliveries required under Paragraph 7 hereof if Landlord exercises the Put Option.

                  1.1.3 "Closing Date" means the time and date, established under Paragraph 7 hereof, when the purchase and sale contemplated by this Agreement is to be consummated if Landlord exercises the Put Option, as such date may be extended by mutual agreement of the parties or pursuant to the provisions of this Agreement.

                  1.1.4 "Date of this Agreement" means the date of the Lease.

                  1.1.5 "Exercise Deadline" means the deadline by which Landlord must exercise the Put Option, as described in Paragraph 2 hereof.


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                  1.1.6    "Existing Exceptions" means the encumbrances which
         affect Landlord's title to the Property and which are set forth in Exhibit B attached hereto, together with the Lease itself, together with such additional encumbrances on the title to the Property as are created by or at the request or with the consent of Tenant in accordance with the terms of the Lease, exclusive, however, of any mortgage, liens, deeds to secure debt or other loan documents encumbering fee title to the Property.

                  1.1.7 "Permitted Exceptions" means (a) the Existing Exceptions (other than any liens, mortgages, deeds to secure debt, or other loan documents encumbering fee title to the Property which shall be satisfied and canceled of record on or before the Closing) and any matters affecting title to the Property approved by Tenant in writing pursuant to Section 4.1 of this Agreement; (b) all other matters affecting title approved in writing by Tenant, and (c) ad valorem taxes for the calendar year of Closing not yet due and payable.

                  1.1.8 "Property" means that tract or parcel of land, as more particularly described in Exhibit "A" to this Agreement, attached hereto and made a part hereof by this reference, together with all appurtenances, rights, easements, rights-of-way, tenements and hereditaments incident thereto.

                  1.1.9 "Purchase Price" means the amount to be paid by Tenant to Landlord for the Property as provided in Paragraph 3 hereof.

                  1.1.10 "Put Option" means the option granted to Landlord to require Tenant to purchase the Property pursuant to Paragraph 2 hereof and the provisions of this Agreement.

                  1.1.11 "Survey" means the boundary survey of the Property prepared at Tenant's expense as provided in Paragraph 5 hereof.

                  1.1.12 "Title Objection" and "Title Objections" mean any deeds to secure debt, mortgages, deeds of trust, liens, financing statements, security interests, easements, leases, restrictive covenants, agreements, options, and other encumbrances which affect Landlord's title to the Property or impair the marketability of Landlord's title to the Property, excluding, however, the Existing Exceptions.

         2. GRANT OF OPTION. Tenant hereby grants to Landlord the right and option to require Tenant to purchase the Property pursuant to the terms and conditions of this Agreement (said option being herein referred to as the "Put Option"). The Put Option shall be exercisable by Landlord giving written notice (the "Exercise Notice") to Tenant at any time after June 1, 2002 but no later than May 31, 2003 (said exercise deadline is hereinafter referred to as the "Exercise Deadline"). In the event Landlord fails to give written notice to Tenant on or before the Exercise Deadline, then the Put Option and this Agreement shall terminate and be of no further force and effect. In the event the Put Option is exercised by Landlord pursuant to the

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provisions of this Paragraph 2, then the provisions of this Agreement relating to the Put Option shall be in force and effect, and Landlord shall sell and Tenant shall buy the Property pursuant to such terms and conditions.

         3. PURCHASE PRICE. In the event that Landlord exercises the Put Option, the Purchase Price of the Property shall be _____________________________________________ ($_________________) (the
"Purchase Price"). At Closing under the Put Option, Tenant shall pay the Purchase Price by cash, federal funds check, federal funds wire transfer or cashier's check drawn on a metropolitan Atlanta, Georgia bank. Provided Landlord has not otherwise become entitled to the same pursuant to the Lease prior to the Closing, Tenant shall receive a credit against the Purchase Price equal to any prepaid rent, prorated as of the Closing Date.

         4.       TITLE EXAMINATION AND OBJECTIONS.

         4.1 Title Examination and Policy. Landlord shall be obligated to deliver title to the Property to Tenant such that Tenant's title company, selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld (the "Title Company") shall be willing to insure Tenant's title to the Property in the amount of the Purchase Price on the then standard Georgia form of Owner's title insurance insuring marketability of title, subject only to the Permitted Exceptions. Tenant shall have the title to the Property examined and give written notice to Landlord within thirty (30) days following Tenant's receipt of the Exercise Notice of any Title Objections disclosed by such initial examination or by a survey of the Property other than the Existing Exceptions. If Tenant fails to give any such notice with respect to any Title Objections which appear of record, then Tenant shall be deemed to have waived such Title Objections. Thereafter, Tenant may re-examine the title to the Property and may have surveys prepared or updated at any time and from time to time up to and through the Closing Date and may give Landlord written notice of any additional Title Objections which appear of record after the Exercise Deadline.

         4.2 Failure to Correct Title Objections. In the event Landlord fails to satisfy or correct on or before the Closing Date any Title Objection of which Landlord is notified, as provided above in Paragraph 4.1, the Closing Date shall be extended for five (5) days and prior to the expiration of such five (5) day extension Tenant may elect by written notice to Landlord one of the following:

                  4.2.1 To waive such Title Objection and to close the transaction in accordance with the terms of this Agreement; provided, however, that with respect to any Title Objection that constitutes a monetary lien (including any deed to secure debt, mortgage, deed of trust or other security interest), Landlord shall be required to deposit in escrow with the Title Company (failing which Tenant may deposit with the Title Company out of the sales proceeds that would otherwise be payable to Landlord and receive a credit for the same against the Purchase Price) such amount as the Title Company shall reasonably


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         estimate to be necessary to satisfy or to remove such Title Objection so that the Title Company will insure over such Title Objection and Landlord shall thereafter diligently endeavor (which may include paying any additional sums as may be necessary) to have such Title Objection so satisfied or removed pursuant to the terms of an escrow agreement to be entered into at the Closing between Landlord, Tenant, and the Title Company.

                  4.2.2 To elect not to purchase the Property, in which event neither Landlord nor Tenant shall have any further rights, duties, or obligations under this Agreement with respect to the Property.

         5. SURVEY. Tenant may, at Tenant's expense, have the Property accurately surveyed by a Georgia licensed surveyor or engineer reasonably acceptable to Landlord to show the actual boundaries of the Property. Upon receipt of such survey, Tenant shall promptly deliver a print of such survey to Landlord, and such survey shall constitute the "Survey" hereunder.

         6.       THE CLOSING.

         6.1 Closing Date. The Closing shall be held at 2:00 p.m. on the _____________ (____) day after Tenant receives the Exercise Notice, at the offices of King & Spalding, 191 Peachtree Street, N.E., Atlanta, Georgia 30303-1763, or at such earlier time and date and at such other location in the Atlanta, Georgia, area as the parties shall agree.

         6.2 Deliveries At Closing. On the Closing Date, the Closing shall occur as follows, subject to satisfaction of all of the terms and conditions of this Agreement:

                  6.2.1 Landlord shall convey good and marketable title to the Property to Tenant, without exception for any Title Objections other than the Permitted Exceptions, by limited warranty deed containing warranties of title, excepting only the Permitted Exceptions from such warranty, duly executed, witnessed, and notarized and in recordable form.

                  6.2.2 Landlord shall deliver to Tenant an affidavit addressing such matters the Title Company shall reasonably require in order to insure Tenant's good and marketable title to the Property.

                  6.2.3 Landlord shall deliver to Tenant copies of such surveys, site plans, and plans and specifications relating to the Property as are in the possession of Landlord or to which Landlord has reasonable access.

                  6.2.4 Landlord shall deliver to Tenant either (i) a certificate duly executed by Landlord and certifying that Landlord is not a foreign person for purposes of the Foreign Investment in Real Property Tax Act (hereinafter referred to as "FIRPTA"), as amended through the date of Closing, or (ii) a withholding certificate from the Internal Revenue


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         Service to the effect that Landlord is exempt from withholding tax on the Purchase Price under FIRPTA. If neither of the above certificates is delivered, Tenant shall, at Closing, deduct and withhold such tax amounts as are required under FIRPTA.

                  6.2.5 Landlord shall deliver to Tenant a certificate in accordance with O.C.G.A. ss. 48-7-128, duly executed by Landlord and certifying that Landlord is a resident of the State of Georgia or is otherwise exempt from Georgia withholding tax.

                  6.2.6 Concurrently with Landlord's deliveries at the Closing, Tenant shall pay to Landlord the Purchase Price as provided in Paragraph 3.

         6.3 Closing Costs. At the Closing, Landlord shall pay any transfer taxes, documentary stamp fees or other similar taxes or fees imposed in connection with the transfer of the Property and/or the recording of the deed. In addition, Landlord and Tenant shall respectively pay the following costs and expenses:

                  6.3.1 Tenant shall pay (a) rent under the Lease prorated through the date of Closing, (b) the fees and expenses of Tenant's attorneys, (c) all recording and filing fees for all recordable instruments executed and delivered by Landlord or Tenant at the Closing pursuant to the terms hereof, (d) title examination fees or charges incurred by Tenant, (e) premiums for any owner's or lender's title insurance policy or policies obtained by Tenant, (f) the cost of Survey, and (g) any other costs and expenses actually incurred by Tenant.

                  6.3.2 Landlord shall pay (a) the Georgia real estate transfer tax applicable to the transaction, (b) the fees and expenses of Landlord's attorneys and (c) any other costs and expenses actually incurred by Landlord.

         7.       CONDEMNATION.

         7.1 Condemnation. In the event of any Taking that materially interferes with the use of the Property at that time, at any time after the Exercise Notice and prior to the Closing Date, then Tenant shall have the option, exercisable by notice to Landlord within thirty (30) days after receiving notice from Landlord of such event, to terminate this Agreement notwithstanding any prior exercise of the Put Option, provided that in the absence of such an election by Tenant this Agreement shall continue in full force and effect, the Purchase Price shall not be reduced, and Landlord at Closing shall pay over to Tenant all condemnation awards collected by Landlord and shall assign to Tenant all rights of Landlord in any uncollected condemnation award.

         7.2 Notice of Condemnation or Casualty. Landlord shall notify Tenant upon Landlord's receiving notice of the occurrence or existence of any damage, destruction, condemnation, or threat of condemnation affecting the Property.


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         8.       NO BROKER. Tenant and Landlord represent and warrant to each other that they have not discussed this Agreement or the subject matter hereof with any real estate broker, agent, or salesman, so as to create any legal right in any such broker, agent, or salesman to claim a real estate commission or similar fee with respect to the conveyance of the Property and the other transactions contemplated by this Agreement. Tenant and Landlord hereby indemnify each other against, and agree to hold, save, and defend each other harmless from, any liability or claim (and all expenses, including attorney's fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed agency or cooperative relationship with the indemnitor and relating to this Agreement or the purchase and sale of the Property. The foregoing indemnity shall survive the recision, cancellation, termination, or consummation of this Agreement.

         9.       DEFAULT.

         9.1 Landlord Default. If, after the exercise of the Put Option, the purchase and sale of the Property contemplated by this Agreement is not consummated on account of a Landlord Default, then Tenant shall have the right to pursue any and all rights and remedies available to Tenant at law, in equity, or under this Agreement, including, without limitation, the right to seek specific performance of this Agreement against Landlord.

         9.2 Tenant Default. If, after the exercise of the Put Option, the purchase and sale of the Property contemplated by this Agreement is not consummated because of a Tenant Default, then Landlord shall have right to pursue any and all rights available to Landlord at law, in equity, or under this Agreement, including, without limitation, the right to seek specific performance of this Agreement against Tenant. Notwithstanding anything to the contrary contained in this Agreement or the Lease, a Tenant Default shall under no circumstances be or give rise to an Event of Default under the Lease, and the Lease shall remain in full force and effect following a Tenant Default.

         9.3 Definition of Landlord Default. "Landlord Default" means the default or failure or refusal of Landlord to perform under this Agreement, and the continuance of such default, failure or refusal to perform for fifteen (15) days after Tenant has given Landlord Notice of such default or failure or refusal to perform.

         9.4 Definition of Tenant Default. "Tenant Default" means Tenant's default or failure or refusal to perform under this Agreement, and the continuance of such default or failure or refusal to perform for fifteen (15) days after Tenant has given Landlord Notice of such failure.

         10. TERMINATION OF LEASE. Notwithstanding anything contained in this Agreement or the Lease to the contrary, in the event Tenant suffers or causes a default past applicable notice and cure periods under the Lease and Landlord terminates the Lease as a result


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of such default, then this Agreement shall terminate and be of no further force and effect from and after the date of such termination of the Lease.

         11.      MISCELLANEOUS.

         11.1 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Georgia.

         11.2 Notices. Any notice, request or other communication (a "notice") required or permitted to be given hereunder shall be in writing and shall be delivered by hand delivery, by reputable courier (such as United Parcel Service or Federal Express), by telecopy or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as first set forth below. Any such notice shall be considered given on the date of (i) such hand delivery, (ii) deposit with such courier for same day or next business day delivery, (iii) actual receipt of telecopy or (iv) deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or courier delivery or on the date received following telecopy or deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice, request or other communication hereunder of any party may be given by such party's counsel.

                                    Landlord:

                                    National Service Industries, Inc.
                                    1420 Peachtree Street, N.E.
                                    Atlanta, Georgia  30309-3002
                                    Attn:  General Counsel
                                    Telecopy No.: ______________


                                    Tenant:


                                    Acuity Brands, Inc.
                                    1420 Peachtree Street, N.E.
                                    Atlanta, Georgia 30309-3002
                                    Attn:  General Counsel
                                    Telecopy No.:  404-853-1015



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         11.3     Entire Agreement; Modification. This Agreement supersedes all prior discussions and agreements between Landlord and Tenant with respect to the Put Option and contains the sole and entire understanding between Landlord and Tenant with respect to the Put Option. All promises, inducements, offers, letters of intent, solicitations, agreements, commitments, representations and warranties heretofore made between such parties with regard to the Put Option are merged into this Agreement. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

         11.4 Survival. This Agreement shall not be merged into any of the instruments or documents executed and delivered at the Closing, but shall survive the Closing, and the provisions, representations and warranties made herein shall remain in full force and effect.

         11.5 Exhibits. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

         11.6 Captions. All captions, headings, Article, Section and subsection numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect the text of this Agreement.

                      [SIGNATURES ON THE FOLLOWING PAGES]


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         IN WITNESS WHEREOF, the parties hereto have duly signed, sealed, and delivered this Agreement.


                                             LANDLORD:

                                             NATIONAL SERVICE INDUSTRIES, INC.,
                                             a California corporation


                                             By:
                                                -------------------------------
                                                Name:
                                                Title:


                                             TENANT:

                                             ACUITY BRANDS, INC.,
                                             a Delaware corporation


                                             By:
                                                -------------------------------
                                                Name:
                                                Title:


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